Exhibit 99.1

Seritage Growth Properties Reports Second Quarter 2020 Operating Results

– Provides COVID-19 Business Update –

New York, NY – August 6, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 199 retail and mixed-use properties totaling approximately 31.6 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the three and six months ended June 30, 2020, and provided a business update in light of the ongoing COVID-19 pandemic.

Summary Financial Results

For the three months ended June 30, 2020:

•	Net loss attributable to common shareholders of $1.2 million, or $0.03 per share
•	Total Net Operating Income (“Total NOI”) of $7.3 million
•	Funds from Operations (“FFO”) of ($27.4) million, or ($0.49) per share
•	Company FFO of ($27.2) million, or ($0.49) per share

For the six months ended June 30, 2020:

•	Net loss attributable to common shareholders of $23.0 million, or $0.61 per share
•	Total NOI of $23.1 million
•	FFO of ($44.9) million, or ($0.80) per share
•	Company FFO of ($45.6) million, or ($0.82) per share

COVID-19 Business Update

As of August 4, 2020:

•

Approximately 93% of in-place tenants (representing 92% of leased GLA and 86% of annual base rent) were open and/or operating, including 239 stores that were fully open and 19 stores that were open for pick-up and/or delivery;

•	Collected 66% of Q2 2020 rental income, and agreed to defer an additional 21%, from tenants other than Sears;
•	Collected 74% of July 2020 rental income, and agreed to defer an additional 7%, from tenants other than Sears;
•	Sold 13 assets and five outparcels for gross proceeds of $166.3 million year to date; and
•	Had assets under contract for sale representing anticipated gross proceeds of $91.5 million, subject to buyer diligence and closing conditions.

During the three months ended June 30, 2020:

•	Sold nine properties and three outparcels for gross proceeds of $98.6 million and recorded gains totaling $53.9 million; and
•

Restarted components of select suburban retail redevelopment projects representing a potential investment of approximately $42.7 million and potential annual rental income of approximately $12.7 million over the next 6-12 months, subject to tenant opening schedules.  The majority of previously announced redevelopment projects remain on hold.

“As we start the month of August, approximately 93% of our in-place tenants are fully or partially open as we continue to benefit from the breadth of our tenant roster and diversification across geographic markets.  To date, we have collected 66% of second quarter rents and signed agreements to defer an additional 21%.  To partially offset this near term disruption in income, we executed on our cost savings initiatives to reduce corporate and property operating expenses,” said Benjamin Schall, President and Chief Executive Officer.  “We made consistent progress on our asset disposition program and completed sales in excess of our goal for the second quarter.  Year to date, we have sold approximately $166 million of assets, including $100 million since the onset of the pandemic.  Our diverse asset base continues to be of interest to a range of prospective buyers and we currently have an additional $92 million of dispositions under contract.  These disposition activities allow us to realize value today, generate liquidity and narrow our focus to a smaller set of prioritized assets and redevelopment opportunities.  Since inception, we have reduced our holdings from 266 to 199 assets and generated $860 million in proceeds through asset monetization activities.”

Mr. Schall continued, “As we look ahead, we will remain selective in our near term capital expenditures, with the majority of our previously underway projects remaining on pause.  In addition to limited landlord and infrastructure work at our premier and mixed-use projects, we are advancing suburban retail projects that provide the opportunity to bring online approximately $13 million of rent over the next 6-12 months with an additional investment of approximately $43 million.  For the remaining projects that were previously underway, we continue to work with tenants to preserve signed leases as we determine necessary project modifications and update schedules. Over the coming months, our focus remains on the health and safety of our team and communities, making the necessary adjustments to reflect the uncertain economic environment, and advancing the medium and long-term value of our assets and platform.”

Operating Results

Leasing

During the three months ended June 30, 2020, the Company signed new leases totaling 97,000 square feet at an average base rent of $18.84 PSF.  On a same-space basis, new rents averaged 3.3x prior rents for space formerly occupied by Sears or Kmart, increasing to $18.89 PSF for new tenants compared to $5.66 PSF paid by Sears or Kmart across 95,000 square feet.

Below is a summary of the Company’s leasing activity, including its proportional share of unconsolidated joint ventures, for the three and six months ended June 30, 2020 and since the Company’s inception in July 2015:

(in thousands, except PSF amounts)
					Since
	Q2 2020		FY2020		Inception
Leases	6		18		420
Square feet	97,000		221,000		10,648,000
Annual base rent ($000s)	$1,823		$4,558		$184,326
Annual base rent PSF (1)	$18.84		$20.60		$18.35
Re-leasing multiple (1)(2)	3.3	x	3.5	x	4.0	x

(1)	Excludes certain self storage, medical office, auto-related and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

The table below provides a summary of all the Company’s signed leases as of June 30, 2020, including unconsolidated joint ventures presented at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual Base	% of
Tenant	Leases	GLA	Leased GLA	Rent ("ABR")	Total ABR	ABR PSF
In-place diversified leases	277	6,517	61.4%	$97,393	55.9%	$14.94
SNO diversified leases (1)	160	3,361	31.7%	71,692	41.2%	21.33
Total diversified leases	437	9,878	93.1%	$169,085	97.1%	$17.12
Sears or Kmart (2)	7	729	6.9%	5,138	2.9%	7.05
Total	444	10,607	100.0%	$174,223	100.0%	$16.43

(1)	SNO = signed not yet opened leases.
(2)

Includes five properties subject to a master lease (the “Holdco Master Lease”) between the Company and affiliates of Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc. (after giving effect to the pending termination of the Holdco Master Lease at 12 properties), and two leases between the Company’s unconsolidated joint ventures and Holdco.

Development

During the three months ended June 30, 2020, the Company restarted components of select suburban retail redevelopment projects, including certain spaces previously delivered to tenants, representing a potential investment of approximately $42.7 million and potential annual rental income of approximately $12.7 million over the next 6-12 months, subject to tenant opening schedules.

Including these restarted projects, and excluding any assets that have been sold, the Company estimates it will have invested approximately $796.2 million in suburban retail redevelopment projects that are expected to generate approximately $79.2 million of annual rental income, of which $66.5 million is derived from currently in-place leases and $12.7 million is derived from SNO leases related to the restarted project activity.

The remainder of the Company’s previously announced suburban retail redevelopment projects, totaling $400-450 million of potential capital investment, remain on hold due to the COVID-19 pandemic and the direct impacts on the Company’s business.  The Company deems this approach to capital deployment prudent given the uncertainty regarding tenants’ ability to construct and open new stores and the feasibility of sustaining labor levels with safe working conditions, as well as the risk to future rent collections and asset sales, the latter of which has been a meaningful source of capital for the Company’s development program.

The Company is performing limited non-tenant construction activity at select properties, including its previously underway premier projects, and working with tenants to preserve signed leases and modify schedules for project completion and store openings.

Additionally, the Company is working with its development partners to obtain project financing and reassess construction schedules for its three previously announced multifamily projects, each of which represents the first phase of larger, mixed-use developments.

Transactions

During the three months ended June 30, 2020, the Company completed the sale of nine properties and three outparcels totaling 1.2 million square feet and $98.6 million of gross proceeds.

Total asset sales for the six months ended June 30, 2020 consisted of 13 properties and three outparcels totaling 1.7 million square feet and $158.9 million of gross proceeds.  Approximately $136.2 million of the gross proceeds were from the sale of income-producing properties sold at a blended cap rate of 5.9%.  The remaining $22.7 million of gross proceeds were derived from smaller market assets sold at approximately $40 PSF.

Subsequent to June 30, 2020, the Company sold two outparcels for $7.3 million and, as of August 4, 2020, the Company had assets under contract for sale representing anticipated gross proceeds of $91.5 million, subject to buyer diligence and closing conditions.

Since it began its capital recycling program in July 2017, the Company has raised over $860 million of gross cash proceeds from the sale or joint venture of interests in 78 properties, plus outparcels at several properties, and reinvested the majority of the proceeds into its redevelopment pipeline.

Balance Sheet and Liquidity

As of June 30, 2020, the Company had cash on hand of $92.6 million, including $10.9 million of net proceeds from asset sales that closed on June 30, 2020 and which are included in tenant and other receivables on the Company’s balance sheet as of June 30, 2020.

As of August 4, 2020, the Company had closed asset sales totaling $7.3 million during the third quarter and had additional asset sales under contract for anticipated gross proceeds of $91.5 million, subject to buyer diligence and closing conditions.  The Company expects to use these sources of liquidity, together with a combination of future sales of wholly-owned assets and joint venture interests and/or potential credit and capital markets transactions to fund its operations and select development activity.

The availability of funding from sales of assets and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $2.0 billion term loan facility (the “Term Loan Facility”), and there can be no assurance that such transactions will be consummated.

On May 5, 2020, the Company and Berkshire Hathaway, the administrative agent and the lender under the Term Loan Facility, entered into an amendment (the “Amendment”) to the agreement governing the Term Loan Facility that permits the deferral of interest payments based on the amount of Available Cash (as defined in the Amendment) for each period.  Additionally, the Amendment provides that the administrative agent and the lenders express their continued support for asset dispositions, subject to the Administrative Agent’s right to approve the terms of individual transactions due to the occurrence of a Financial Metric Trigger Event, as such term is defined under the Term Loan Facility.

The Term Loan Facility includes a $400 million Incremental Funding Facility, access to which is subject to rental income from non-Sears Holdings tenants of at least $200 million, on an annualized basis and after giving effect to SNO leases expected to commence rent payment within 12 months, which the Company has not yet achieved. The timing of the Company’s ability to access the Incremental Funding Facility, if at all, will be adversely impacted by the COVID-19 pandemic.

Dividends

On June 9, 2020, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on July 15, 2020 to holders of record on June 30, 2020.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2020 unless required to do so to maintain REIT status.

Financial Results

Below is a summary of the Company’s financial results for the three and six months ended June 30, 2020 and June 30, 2019:

(in thousands except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss attributable to Seritage common shareholders	$(1,153)	$(18,128)	$(23,042)	$(26,320)
Net loss per diluted share attributable to Seritage common shareholders	(0.03)	(0.50)	(0.61)	(0.73)

Total NOI	7,285	14,645	23,132	38,923

FFO	(27,387)	(6,167)	(44,944)	(11,345)
FFO per diluted share	(0.49)	(0.11)	(0.80)	(0.20)

Company FFO	(27,150)	(6,062)	(45,591)	(11,122)
Company FFO per diluted share	(0.49)	(0.11)	(0.82)	(0.20)

Net Loss

The decrease in net loss was driven primarily by an increase in gains on sale of real estate, net, which were $52.1 million and $72.9 million for the three and six months ended June 30, 2020, respectively, as compared to $11.6 million and $32.9 million, respectively, for the prior year periods.

Total NOI

The decrease in Total NOI was driven by (i) reduced rental income under the Holdco Master Lease as a result of recapture and termination activity at the Company’s properties, including its unconsolidated joint venture properties and (ii) the recognition of rental income deemed uncollectible of $3.3 million and $3.6 million for the three and six months ended June 30, 2020, respectively.  Rental income deemed uncollectible includes amounts related to the recent amendment to the Holdco Master Lease which resulted in the termination of the Holdco Master Lease at 12 stores and deferred rent at the five remaining stores, as well as to certain other tenants subject to in-place leases.

FFO and Company FFO

The decrease in FFO was driven primarily by the same factors driving the decreases in Total NOI, as well as (i) accelerated amortization of straight-line rent receivables as a result of termination activity under the Holdco Master Lease, (ii) the reversal, during the three months ended June 30, 2020, of $4.7 million of previously recorded straight-line rent and (iii) lower interest and other income as a result of maintaining lower cash balances.  The reversal of straight-line rent includes amounts related to the recent amendment to the Holdco Master Lease which resulted in the termination of the Holdco Master Lease at 12 stores and deferred rent at the five remaining stores, as well as to certain other tenants subject to in-place leases.

COVID-19 Pandemic

The COVID-19 pandemic continues to have a significant impact on the retail, retail real estate and real estate development industries in the United States, including the Company’s properties.  As of August 4, 2020, approximately 93% of the Company’s in-place tenants (representing 92% of leased GLA and 86% of ABR) were open and/or operating in some capacity and the Company continues to work with tenants to collect rent, including evaluating select rent deferral requests.

As of August 4, 2020, the Company had collected 66% of rental income for the three months ended June 30, 2020, and agreed to defer an additional 21%, from tenants other than Sears.  As of August 4, 2020, the Company had also collected 74% of July 2020 rental income, and agreed to defer an additional 7%, from tenants other than Sears.  While the Company intends to enforce its contractual rights under its leases, there can be no assurance that additional rental modification agreements will be reached or that tenants will meet their future obligations.

The Company continues to advance its response to the COVID-19 pandemic with an emphasis on managing its cash resources and preserving the value of its assets and its platform, including by (i) negotiating rent deferral agreements with tenants, (ii) negotiating extended payment terms with vendors and contractors, (iii) amending its Term Loan Facility to provide for the potential deferral of interest expense, (iv) monetizing certain assets and (v) selectively allocating capital to restarting components of previously announced redevelopment projects.

As a result of the rapid development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions will change, potentially significantly, in future periods and results for the three and six months ended June 30, 2020 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for the third quarter of 2020 or for future periods.  As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures we deem most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 171 wholly-owned properties and 28 joint venture properties totaling approximately 31.6 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Investment in real estate
Land	$633,287	$667,004
Buildings and improvements	1,128,051	1,112,653
Accumulated depreciation	(136,518)	(147,696)
	1,624,820	1,631,961
Construction in progress	424,700	338,672
Net investment in real estate	2,049,520	1,970,633
Real estate held for sale	3,204	5,275
Investment in unconsolidated joint ventures	485,333	445,077
Cash and cash equivalents	81,675	139,260
Tenant and other receivables, net	65,278	54,470
Lease intangible assets, net	31,950	68,153
Prepaid expenses, deferred expenses and other assets, net	61,977	67,744
Total assets	$2,778,937	$2,750,612

LIABILITIES AND EQUITY
Liabilities
Term Loan Facility, net	$1,598,698	$1,598,487
Accounts payable, accrued expenses and other liabilities	168,277	108,755
Total liabilities	1,766,975	1,707,242

Commitments and contingencies

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 38,644,689 and 36,897,364 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	386	369
Class B common shares $0.01 par value; 5,000,000 shares authorized; 0 and 1,242,536 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	—	12
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference of $70,000	28	28
Additional paid-in capital	1,178,268	1,149,721
Accumulated deficit	(441,753)	(418,711)
Total shareholders' equity	736,929	731,419
Non-controlling interests	275,033	311,951
Total equity	1,011,962	1,043,370
Total liabilities and equity	$2,778,937	$2,750,612

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE
Rental income	$21,648	$38,697	$54,758	$82,275
Management and other fee income	171	1,814	378	2,096
Total revenue	21,819	40,511	55,136	84,371
EXPENSES
Property operating	8,697	9,302	18,998	19,539
Real estate taxes	9,384	10,159	18,609	20,351
Depreciation and amortization	23,702	20,194	57,799	46,410
General and administrative	8,644	8,297	18,064	18,056
Total expenses	50,427	47,952	113,470	104,356
Gain on sale of real estate, net	52,064	11,612	72,852	32,873
Equity in loss of unconsolidated joint ventures	(1,322)	(9,944)	(2,216)	(8,722)
Interest and other income	141	2,175	474	4,773
Interest expense	(22,145)	(22,141)	(43,658)	(45,595)
Income (loss) before taxes	130	(25,739)	(30,882)	(36,656)
Provision for taxes	(26)	(146)	11	(123)
Net income (loss)	104	(25,885)	(30,871)	(36,779)
Net (income) loss attributable to non-controlling interests	(32)	8,982	10,279	12,909
Net income (loss) attributable to Seritage	$72	$(16,903)	$(20,592)	$(23,870)
Preferred dividends	(1,225)	(1,225)	(2,450)	(2,450)
Net loss attributable to Seritage common shareholders	$(1,153)	$(18,128)	$(23,042)	$(26,320)

Net loss per share attributable to Seritage Class A and Class C common shareholders - Basic	$(0.03)	$(0.50)	$(0.61)	$(0.73)
Net loss per share attributable to Seritage Class A and Class C common shareholders - Diluted	$(0.03)	$(0.50)	$(0.61)	$(0.73)
Weighted average Class A and Class C common shares outstanding - Basic	38,634	36,291	37,933	35,983
Weighted average Class A and Class C common shares outstanding - Diluted	38,634	36,291	37,933	35,983

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
NOI and Total NOI	2020	2019	2020	2019
Net income (loss)	$104	$(25,885)	$(30,871)	$(36,779)
Termination fee income	—	—	(990)	—
Management and other fee income	(171)	(1,814)	(378)	(2,096)
Depreciation and amortization	23,702	20,194	57,799	46,410
General and administrative expenses	8,644	8,297	18,064	18,056
Equity in loss of unconsolidated joint ventures	1,322	9,944	2,216	8,722
Gain on sale of real estate	(52,064)	(11,612)	(72,852)	(32,873)
Interest and other income	(141)	(2,175)	(474)	(4,773)
Interest expense	22,145	22,141	43,658	45,595
Provision for income taxes	26	146	(11)	123
Straight-line rent	2,694	(5,609)	5,395	(8,964)
Above/below market rental income/expense	(39)	(143)	(136)	(247)
NOI	$6,222	$13,484	$21,420	$33,174
Unconsolidated joint ventures
NOI (before adjustments)	1,514	2,849	2,816	7,159
Straight-line rent	(100)	(314)	(271)	61
Above/below market rental income/expense	(58)	(1,374)	(540)	(1,471)
Termination fee income	(293)	—	(293)	—
Total NOI	$7,285	$14,645	$23,132	$38,923

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
FFO and Company FFO	2020	2019	2020	2019
Net income (loss)	$104	$(25,885)	$(30,871)	$(36,779)
Real estate depreciation and amortization (consolidated properties)	23,201	19,800	56,788	45,375
Real estate depreciation and amortization (unconsolidated joint ventures)	2,597	12,755	4,441	15,382
Gain on sale of real estate	(52,064)	(11,612)	(72,852)	(32,873)
Dividends on preferred shares	(1,225)	(1,225)	(2,450)	(2,450)
FFO attributable to common shareholders and unitholders	$(27,387)	$(6,167)	$(44,944)	$(11,345)
Termination fee income	—	—	(990)	—
Termination fee income (unconsolidated joint ventures)	(293)	—	(293)	—
Amortization of deferred financing costs	105	105	211	223
Severance costs	425	—	425	—
Company FFO attributable to common shareholders and unitholders	$(27,150)	$(6,062)	$(45,591)	$(11,122)

FFO per diluted common share and unit	$(0.49)	$(0.11)	$(0.80)	$(0.20)
Company FFO per diluted common share and unit	$(0.49)	$(0.11)	$(0.82)	$(0.20)

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	38,634	36,291	37,933	35,983
Weighted average OP units outstanding	17,255	19,515	17,916	19,815
Weighted average common shares and units outstanding	55,889	55,806	55,849	55,798